SIXTEENTH AMENDMENT

to

MASTER SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus FUND SOLUTIONS, LLC

This sixteenth amendment (the “Amendment”) effective as of January 1, 2020, revises the Master Services Agreement (the “Agreement”), dated December 21, 2016, between Capitol Series Trust (The “Trust”), an Ohio business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Fund Accounting Fee Letter, dated December 19, 2018, as previously amended, between the Trust and Ultimus (collectively, the “Parties”) on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, Fuller & Thaler Behavioral Small-Cap Growth Fund, Fuller & Thaler Behavioral Mid-Cap Value Fund, Fuller & Thaler Behavioral Unconstrained Equity Fund, Fuller & Thaler Behavioral Small-Mid Core Equity Fund and Fuller & Thaler Behavioral Micro-Cap Equity Fund (collectively, the “Fuller & Thaler Funds”).

WHEREAS, Ultimus seeks the Trust’s approval of a fee charged for securities quotations set forth in the Fund Accounting Fee Letter to the Agreement; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned fee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties hereto agree as follows:

1. Amendments.

(a) Section 1 titled “Fees” to the Fund Accounting Fee Letter to the Agreement hereby is amended by renumbering the existing paragraph 1.4. as 1.5. and a new paragraph 1.4. shall be inserted as follows:

1.4.       Price Quotes. The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$[REDACTED]
International Equity (Non-Fair Value)	$[REDACTED]
International Equity (Fair Value)	$[REDACTED]
Options	$[REDACTED]
Futures (Listed)	$[REDACTED]
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$[REDACTED]
Government/Agency	$[REDACTED]
Floating Rate MTN	$[REDACTED]
Municipal Bonds	$[REDACTED]
High Yield Corporate Bonds & High Yield Municipal Bonds	$[REDACTED]
International Bond	$[REDACTED]
ABS & ABS Home Equity	$[REDACTED]
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$[REDACTED]
CMBS	$[REDACTED]
CDO & CLO	$[REDACTED]
Leverage Loans/Bank loans [monthly]	$[REDACTED]
Exchange Rates - Spot and Forwards	$[REDACTED]

Fuller & Thaler – Capitol Series Trust

Amendment to Master Services Agreement

January 1, 2020	Page 1

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$[REDACTED] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[REDACTED]/month/CFC

(b) Section 2 titled “Portfolio Price Quotation and Performance Reporting” to the Fund Accounting Fee Letter is hereby deleted in its entirety and replaced with “Performance Reporting” as follows:

2. Performance Reporting

The Funds will reimburse Ultimus for the costs of performance reporting (including After-Tax Performance Reporting).

(c) Paragraph 4.1 of section 4 titled “Out-of-Pocket Expenses” to the Fund Accounting Fee Letter is hereby amended as follows:

4.1.	The cost of obtaining secondary security market quotes and other securities data utilized by each Fund; and

2. Miscellaneous.

(a) The Parties agree to amend the Agreement and Fund Accounting Fee Letter to revise the fees paid to Ultimus on behalf of the Fuller & Thaler Funds as described above and as incorporated herein. No other provisions of the Agreement or the Fund Accounting Fee Letter shall be modified, except as stated herein.

(b) Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Fuller & Thaler – Capitol Series Trust

Amendment to Master Services Agreement

January 1, 2020	Page 2

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

	Capitol Series Trust On behalf of the Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ David James
Name:	Matthew J. Miller	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer

Fuller & Thaler Asset Management, Inc.

By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner

Fuller & Thaler – Capitol Series Trust

Amendment to Master Services Agreement

January 1, 2020	Page 3